Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-171614 of Hutchinson Technology Incorporated on Form S-4 of our reports dated December 10, 2010, relating to the financial statements and financial statement schedule of Hutchinson Technology Incorporated (which report expressed an unqualified opinion and includes an explanatory paragraph regarding the change in its method of accounting for convertible debt instruments) for the year ended September 26, 2010 and the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting) appearing in the Annual Report on Form 10-K of the Company for the year ended September 26, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

January 24, 2011